As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Allied Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0360550 (I.R.S. Employer Identification No.)

160 Clairemont Avenue Suite 200 Decatur, Georgia (Address of principal executive offices)	30030 (Zip Code)

Allied Holdings, Inc. 2003 Stock Issuance Plan
(Full title of the plan)

Thomas M. Duffy, Esq.
Senior Vice President, Secretary and General Counsel
Allied Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
(404) 370-1100
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered(1)	share (2)	offering price (2)	registration fee

Common Stock, no par value per share	225,000 shares	$3.38	$760,500	$62.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Allied Holdings, Inc. 2003 Stock Issuance Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act, on the basis of the average of the high and low sales prices of $3.36 and $3.40 per share for the Common Stock as reported on the American Stock Exchange on July 24, 2003.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 (plan information and registrant information and plan annual information) to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference.

     Allied Holdings, Inc. (“Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2003;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 15, 2003;

(c) the Registrant’s Current Report on Form 8-K as filed with the Commission on April 29, 2003 (excluding any information furnished pursuant to Item 9 thereof) and July 30, 2003 (excluding any information furnished pursuant to Item 12 thereof);

(d) the description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A, filed with the Commission on February 11, 1998, including any amendments or reports filed for the purpose of updating such descriptions.

     In addition, all documents filed subsequent to the date of this registration statement by the undersigned Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which either indicates that all shares of common stock offered hereby have been sold or deregisters any shares of such common stock then remaining, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.     Description of Securities.

     Not applicable.

ITEM 5.     Interests of Named Experts and Counsel.

     The legality of the shares offered hereby is being passed upon for the Registrant by Thomas M. Duffy, Senior Vice President, Secretary and General Counsel of the Registrant. Thomas M. Duffy is an officer of, and receives compensation from, the Registrant.

ITEM 6. Indemnification of Directors and Officers.

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the GBCC or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

     The Registrant’s Amended and Restated Articles of Incorporation (the “Restated Charter”) eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Registrant or its shareholders for monetary damages for breaches of such directors’ duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or the Registrant. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director’s duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transactions from which the director received an improper personal benefit.

     Under the Registrant’s Amended and Restated Bylaws, the Registrant shall indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was a director or officer of the Registrant, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of the Registrant, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     The Registrant’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the Registrant is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

     The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Charter and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7.     Exemption from Registration Claimed.

     Not applicable.

ITEM 8.     Exhibits.

Exhibit
Number

4(a)	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Registration Statement on Form S-1 (File Number 33-66620) filed with the Commission on July 28, 1993, as amended on September 2, 1993 and September 17, 1993 and deemed effective on September 29, 1993).
4(b)	Amended and Restated Bylaws of the Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 16, 2001).
5	Opinion of Thomas M. Duffy, Esq.
23(a)	Consent of KPMG LLP.
23(b)	Notice regarding consent of Arthur Andersen LLP, Independent Public Accountants.
23(c)	Consent of Thomas M. Duffy, Esq. (contained in opinion filed in Exhibit 5).
24	Power of Attorney (included in signature page of this registration statement).
99.1	Allied Holdings, Inc. 2003 Stock Issuance Plan.
99.2	Form of Allied Holdings, Inc. 2003 Restricted Stock Agreement for 2003 Stock Issuance Plan (U.S. Employees).
99.3	Form of Allied Holdings, Inc. 2003 Stock Agreement for 2003 Stock Issuance Plan (Canadian Employees).

ITEM 9.     Undertakings.

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Filing of Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Georgia, on this 28th day of July, 2003.

Allied Holdings, Inc.

By:	/s/ Hugh E. Sawyer
Hugh E. Sawyer President and Chief Executive Officer

By:	/s/ Daniel H. Popky
Daniel H. Popky Senior Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Duffy, Daniel H. Popky and Hugh E. Sawyer, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this amendment to this registration statement has been signed by the following persons in the capacities indicated below on this 28th day of July, 2003.

Signature	Title

/s/ Robert J. Rutland
Robert J. Rutland	Chairman and Director

/s/ Guy W. Rutland, III
Guy W. Rutland, III	Chairman Emeritus and Director

/s/ Hugh E. Sawyer
Hugh E. Sawyer	President, Chief Executive Officer and Director

/s/ Guy W. Rutland, IV
Guy W. Rutland, IV	Director

SIGNATURES

/s/ David G. Bannister
David G. Bannister	Director

/s/ Robert R. Woodson
Robert R. Woodson	Director

/s/ William P. Benton
William P. Benton	Director

/s/ Berner F. Wilson, Jr.
Berner F. Wilson, Jr.	Director

/s/ Thomas E. Boland
Thomas E. Boland	Director

/s/ J. Leland Strange
J. Leland Strange	Director

EXHIBIT INDEX

Exhibit
Number

4(a)	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Registration Statement on Form S-1 (File Number 33-66620) filed with the Commission on July 28, 1993, as amended on September 2, 1993 and September 17, 1993 and deemed effective on September 29, 1993).
4(b)	Amended and Restated Bylaws of the Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 16, 2001).
5	Opinion of Thomas M. Duffy, Esq.
23(a)	Consent of KPMG LLP.
23(b)	Notice regarding consent of Arthur Andersen LLP, Independent Public Accountants.
23(c)	Consent of Thomas M. Duffy, Esq. (contained in opinion filed in Exhibit 5).
24	Power of Attorney (included in signature page of this registration statement).
99.1	Allied Holdings, Inc. 2003 Stock Issuance Plan.
99.2	Form of Allied Holdings, Inc. 2003 Restricted Stock Agreement for 2003 Stock Issuance Plan (U.S. Employees).
99.3	Form of Allied Holdings, Inc. 2003 Stock Agreement for 2003 Stock Issuance Plan (Canadian Employees).